Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to (i) the inclusion in this Annual Report on Form 10-K of Talos Energy Inc. (the “Form 10-K”) of our report dated February 13, 2023, containing information relating to Talos Energy Inc.'s estimated reserves as of December 31, 2022, and (ii) all references to our firm in the Form 10-K and to the incorporation by reference of said report in the Registration Statement on Form S-3 (File No. 333-231925), Registration Statement on Form S-3 (File No. 333-248754), Registration Statement on Form S-3 (File No. 333-255489), Registration Statement on Form S-3 (File No. 333-265589), Registration Statement on Form S-8 of Talos Energy Inc. (File No. 333-225058) and Registration Statement on Form S-8 of Talos Energy Inc. (File No. 333-256554).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr
Richard B. Talley, Jr
Chief Executive Officer

Houston, Texas

February 28, 2023